April 27, 2004

Vincent A. Calarco

This letter is intended to set forth the agreement ("Agreement") regarding your retirement from employment with Crompton Corporation ("Crompton") (Crompton, together with all of its affiliates, shall herein be referred to as the "Company") effective
June 30, 2004 (the "Retirement Date").

1. Consideration. In consideration of your agreement to and your continued
compliance with each of the terms set forth in this Agreement, including the release set forth in Section 4, the Company shall provide to you the following benefits to which you are not otherwise entitled:

    Stock Options. You have been granted 372,500 options under the
    Crompton Corporation 1998 Long-Term Incentive Plan (the "1998
    LTIP") that will not have vested on the Retirement Date. The
    Company will vest those options on the Retirement Date. You may exercise any vested stock option granted to you under the 1998 LTIP and the Crompton Corporation 1988 Long-Term Incentive Plans (the
    "1988 LTIP") until the earlier of (i) the expiration date of the option, as shown on Attachment 1 hereto, or (ii) June 30, 2009. All stock options granted to you under the 1988 LTIP or the 1998 LTIP that are incentive stock options shall be converted to nonqualified stock options on the Retirement Date. Accordingly, you will be eligible to exercise the stock options set out in Attachment 1 hereto on and after the
    Retirement Date.
    Restricted Stock. You have been granted 130,000 shares of restricted stock under the 1998 LTIP which will not have vested on the
    Retirement Date. The Company will vest 108,333 of those shares of restricted stock on the Retirement Date. Accordingly, you will receive the shares of restricted stock set out in Attachment 2 not later than fifteen (15) business days following the Retirement Date.
    Management Incentive Plan. The Company will pay you one half of the annual bonus, if any, that you would have earned for the year
    2004 if you had been a participant in the Management incentive Plan during the entire year and met all of your personal objectives for the year.
    Consulting Agreement. On or before the Retirement Date, the
    Company will enter into a consulting Agreement with you in the form attached hereto as Attachment 3.
    Automobile. As soon as practicable after the Retirement Date, the
    Company shall assign to you the Company automobile currently used by you. The Company shall thereafter have no further obligation for insurance, maintenance or other expenses associated with such Company automobile.
    Financial Planning and Tax Return Preparation. The Company will reimburse you for expenditures you make for financial planning and tax return preparation up to a maximum of $5,000 per annum for each of the years 2005 through 2009. You agree to provide the Company with evidence satisfactory to the Company of any such expenditures for which reimbursement is sought.

      Other Effects of Retirement. Except as otherwise provided in this
      Agreement, effective as of the Retirement Date, you shall be treated like any other employee whose employment has terminated by reason of retirement.

    Resignation from the Board of Directors. Immediately following the
    2004 Annual meeting of the Shareholders of the Company, you will submit your written resignation from the Board of Directors of the
    Company. As soon as reasonably practicable thereafter, you will surrender your office at the Company's headquarters in Middlebury,
    CT.

    Termination of Participation. Except as otherwise provided in this
    Agreement, your continued participation in each and every
    Company benefit plan, policy, program or practice shall terminate on the Retirement Date in accordance with the terms of such plan, policy, program or practice.

    Accrued Vacation Pay. Not later than fifteen (15) days following the Retirement Date, the Company will pay you for your accrued and unused vacation as of June 30, 2004.

    401(k) Plan Distribution. As soon as reasonably practicable following the Retirement Date and in accordance with the terms of the plan, the Company will cause the plan to distribute an amount equal to the then current balance in your 401(k) account with the
    Company to you or to your rollover IRA at your election.

    Benefit Equalization Plan Distribution. As soon as reasonably practicable following the Retirement Date, the Company will cause the Benefit Equalization Plan to pay over to you in cash the balance in your Benefit Equalization Plan Account after withholding such amount as is required to satisfy tax withholding requirements.

    Employee Stock Ownership Plan ("ESOP") Distribution. As soon as reasonably practicable following the Retirement Date, the
    Company will cause the ESOP to pay over to you in cash or
    securities the balance of your ESOP account with the Company.

    Supplemental Retirement Agreement. Not later than fifteen days following the Retirement Date, the Company shall pay to you the sum of Eleven Million Eight Hundred Seventeen Thousand Two
    hundred Twenty - Six Dollars ($11,817,226) in accordance with the terms of, and in full satisfaction and discharge of its obligations to you under your Supplemental Retirement Agreement, dated as of
    October 21, 1999.

    Medical and Dental Coverage. Effective July 1, 2004, you and
    your spouse are eligible to participate in the Supplemental Medical and Dental Plan for Executives of Crompton Corporation in
    accordance with the terms of such plan, a copy of which is attached hereto as Attachment 4 and incorporated herein by reference.

    Restrictions on Sale of Stock. The Company will impose no
    restrictions on your sale of shares of the Company's stock after the
    Retirement Date. You will of course remain subject to all
    requirements of law with respect to the purchase and sale of securities.

    Tax Withholding. All amounts paid by the Company (including amounts paid under the 1988 LTIP and the 1998 LTIP) under this
    Agreement will be subject to the applicable tax and social security withholding and reporting.

3. Return of Company Property. By signing below, you represent that you will return to the Company, on or before the Retirement Date, all Company property including, without limitation, credit cards, identification badges, parking tags and keys to any Company facilities, and any reports, files, memoranda, records and software, computer access codes or disks, instructional manuals, and any other physical or personal property that you received in connection with your employment with the
Company that you have in your possession, and that you have not retained any copies, duplicates, reproductions or excerpts thereof; provided, that you may retain your laptop computer and the office equipment located in your home office.

4. Release and Other Promises. The intent of this section is to secure your promise not to sue the Company, or anyone connected with it for any Claims (as hereinafter defined) you may have against the Released Parties (as hereinafter defined) in connection with your employment or separation from employment, in return for the benefits described in this Agreement. Accordingly, in exchange for the benefits described in Section 1 above ("Consideration"), you hereby agree as follows:

(a) Release. Except as otherwise provided in this Section 4(a), you hereby release the Company and all of its past, present and/or future divisions, affiliates and subsidiaries, and its and their officers, directors, stockholders, trustees, employees, agents, representatives,
administrators, attorneys, insurers, employee benefit plans, fiduciaries, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the
"Released Parties"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever ("Claims") which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether legal or equitable, whether known or unknown to you, and whether asserted or unasserted, (i) arising out of, in connection with, or otherwise by reason of your employment and/or cessation of employment with the Company, including without limitation claims under the SERA Agreement or any other agreement with the Company, or (ii) otherwise involving facts which occurred on or prior to the date that you sign this Agreement.

Such released Claims include, without limitation, any and all Claims under
Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the
Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and
Medical Leave Act of 1993, the Americans With Disabilities Act, the
Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Connecticut Fair Employment
Practices Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended); any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program or arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and
compensatory, punitive or liquidated damages; and any and all Claims for attorneys' fees and costs. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive your right to enforce this
Agreement in a court of competent jurisdiction, and nothing herein shall prevent you from challenging the validity of the release under the Older
Workers' Benefits Protection Act contained in Section 4(c);

(b) Remedy for Breach of Promises. To the extent this provision is not prohibited by applicable law, if you commence, continue, join in, or in any other manner attempt to assert any Claim released herein against the
Released Parties (exclusive of Claims described in Section 4(c) below), or otherwise breach the promises made in this Agreement, you shall reimburse the Released Parties for all attorneys' fees incurred by the
Released Parties in defending against such a Claim and the Company shall have a right to the return of all Consideration paid to you pursuant to this Agreement (exclusive of that portion of the Consideration described in Section 4(c) below), together with interest thereon from the date the same was paid to you, and to cease furnishing to you any further
Consideration described in this Agreement (exclusive of that portion of the Consideration described in Section 4(c) below); provided that this right of return of such Consideration and the cessation of payment of further Consideration is without prejudice to the Released Parties' other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Released Parties;

(c) Release of Claims Under the Age Discrimination in Employment
Act of 1967, as amended. The Claims released by you pursuant to this
Section 4 also include any and all Claims arising under the Age
Discrimination in Employment Act of 1967, as amended by the Older
Workers' Benefit Protection Act of 1990. You acknowledge and agree that 20% of the cash value of the Consideration described in Section 1 above has been paid to you solely in order to effect a valid waiver of your claims under the Age Discrimination in Employment Act of 1967;

(d) No Lawsuits. To the extent this provision is not prohibited by applicable law, you hereby represent that you have not filed, and shall not hereafter file, any claim against the Released Parties relating to your employment and/or separation from employment with the Company, or otherwise involving facts which occurred on or prior to the date that you signed this Agreement, other than a Claim that the Company has failed to provide you with the Consideration described in this Agreement;

(e) Continued Confidentiality Obligation. You understand and agree that in the course of your employment with the Company, you have acquired confidential information and trade secrets concerning personal,

business, financial, technical and other information and material, including the Company's operations, processes, technology, contracts, future plans and methods of doing business, which are the property of the
Company and which involve the Company and the Company's employees, which information you understand and agree would be extremely damaging to the Company if disclosed to a competitor or a third party.
You understand and agree that such information has been divulged to you in confidence, and you agree to forever keep such information secret and confidential, and that you shall not communicate or disclose to any third party, or use for your own account, without prior written consent of the Company, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through no fault of yours. In view of the nature of your employment and the information and trade secrets which you have received during the course of your employment, you likewise agree that the Company would be irreparably harmed by any violation, or threatened violation, of the prohibited disclosure of trade secrets and that, therefore, the Company shall be entitled to an injunction prohibiting you from any violation or threatened violation of such disclosure restrictions;

    Nondisparagement. Neither you nor the Released Parties shall make any statements, orally or in writing, regardless of whether such statements are truthful, nor take any actions, which (i) in any way could disparage the other, or which foreseeably could harm the reputation and/or goodwill of the other, or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else; provided, that nothing contained in this Section 4(f) shall prevent you or the Released Parties from cooperating fully with any governmental agency or restrict you or the
    Released Parties in any manner in the defense of any action brought by a third party against you or the Released Parties.

(g) Business Activities.
    Non-Solicitation of Employees. During the one year period
    commencing on the Retirement Date (the "Restricted Period"), you shall not, directly or indirectly, either on your own behalf or on behalf of any other person, firm or corporation, solicit or induce, or attempt to solicit or induce, any employee of the
    Company to leave the employment of the Company.
    Non-Solicitation of Customers. During the Restricted Period,
    you shall not, directly or indirectly, either on your own behalf or on behalf of any other person, firm or corporation, solicit or attempt to divert away from the Company any person or
    business enterprise that was a customer of the Company at any time in the last twenty-four (24) months of your employment with the Company.
    Reasonableness of Restrictions. You acknowledge that you
    have carefully read and considered the provisions of this
    Section 4 and, having done so, agree that the restrictions set forth in this Section 4 (including, but not limited to, the duration and geographic scope of the restrictions set forth in this Section
    4), are fair and reasonable and are reasonably required for the protection of the interests of the Company, and do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. You further agree that the potential harm to the Company of the non-enforcement of these restrictions outweighs any potential harm to you of their enforcement by injunction or otherwise.

(h) Cooperation with the Company. You shall fully cooperate and assist the Company in any dispute in which the Company is involved and in which you may have been involved. Such cooperation and assistance shall be provided at a time and in a manner which is mutually agreeable to you and the Company, and shall include providing information, and documents, submitting to depositions, providing testimony and general cooperation to assist the Company in defending its position with reference to any matter. You will be reimbursed in accordance with the Company's expense reimbursement policy for any reasonable out-of-pocket expense you incur in fulfilling your obligations under this subparagraph. In the event that the Company determines at any time and from time to time, in its sole discretion, that you have failed to meet your obligations under this
Section 4(h), the Company shall provide you with written notice of such determination outlining the reasons therefore and providing you a reasonable opportunity, in light of all of the circumstances, to cure such failure.

5. Non-Admission of Liability. The Company is providing you with the
Consideration described in Section 1 of this Agreement solely to ease the impact of your separation from employment with the Company. The fact that the Company is offering this Consideration to you should not be understood as an admission that the
Company has violated your rights (or the rights of anyone else) in any manner whatsoever.

6. Acknowledgments. By signing this Agreement below, you hereby acknowledge as follows:

(a) Sufficiency of Consideration. The Consideration received by you and to be received by you in the future pursuant to this Agreement in exchange for the release contained in Section 4 and the other promises contained in this Agreement, are greater in value than anything else to which you would be entitled from the Company if you did not execute this
Agreement, and the benefits described in this Agreement are being provided to you in place and stead of any separation benefits to which you might otherwise be entitled under any applicable policy, plan, and/or procedure of the Company or under any prior agreement between yourself and the Company;

(b) No Other Wages or Benefits Due. Except as described in this
Agreement, you have been paid all wages and attendant benefits due you from the Company in consideration of the services you rendered while employed by the Company, including but not limited to vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, payments due you from the Company pursuant to any
agreement or other contract to which you and/or the Company was a party, and any and all monetary or other benefits that are or were due you pursuant to policies of the Company in effect prior to the Retirement Date;

(c) Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between yourself and the Company regarding the subject matters hereto and, as such, fully supersedes any and all prior agreements or understandings between you and the Company pertaining to the subject matter addressed in this Agreement, except as to any continuing obligations under the SERA Agreement that are referenced and incorporated herein. Specifically, for example, effective on the date you execute this Agreement, your Employment Agreement with the
Company becomes null and void in all respects. In agreeing to the terms of this Agreement, you are not relying upon any written or oral promise or representation made to you by any employee or representative of the
Company, other than the promises contained herein. This Agreement may not be amended, superseded, cancelled, or terminated other than in writing and unless the writing is signed both by you or your attorney and by the Company or its attorney or other designated representative; and

(d) No Duress. You have not been forced or pressured in any manner whatsoever to sign this Agreement, and you have agreed to all of its terms voluntarily. You have read this Agreement in its entirety and have been given at least twenty-one (21) days to consider all of its terms. You have been advised to consult with an attorney and any other advisors of your choice prior to signing this Agreement. You fully understand that by signing below you are giving up any right which you may have to sue or bring any other Claims against the Company, including but not limited to the right to sue or bring any other Claims against the Company under the
Age Discrimination in Employment Act of 1967, as amended (the
"ADEA").

7. Confidentiality of this Agreement. You shall keep this Agreement and its terms and provisions strictly confidential, except that you may disclose the terms of this
Agreement, on a need to know basis, to federal, state or local authorities, legal counsel and financial advisors, provided you instruct such persons that the information you have disclosed to them is to remain confidential.

8. Severability. The provisions of this Agreement are severable and as such, if any part of this Agreement is found to be unenforceable, the remaining parts shall remain valid and enforceable; provided, however, that if you are declared entitled to litigate any Claims settled by the terms of this Agreement (exclusive of Claims described in Section 4(c) above), then you shall remit to the Company the
Consideration paid to you pursuant to this Agreement (together with interest thereon)
prior to and as a condition precedent to the commencement or continuation of any proceedings related to such claims.

9. Notice. Any notice that may be given, or is required to be given, under this Agreement, will be in writing and will be delivered personally or sent by telecopy or by certified mail, postage prepaid, return receipt requested and addressed to the receiving party at the address listed above or such other address as may be designated by either party hereafter in writing.

10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Connecticut, in accordance with the rules of the
American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 4 of this Agreement and you hereby consent that such restraining order or injunction may be granted without the necessity of the Company's posting any bond. The expenses of such arbitration shall be shared equally by you and the Company.

11. Injunctive Relief. You agree that in addition to any other remedy at law or in equity or in this Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining you from violating any provision of Section 4 of this Agreement.

12. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs; provided, however, that you may not assign this Agreement or any of your rights or interest herein, in whole or in part, to any other person or entity without the prior written consent of the Company.

13. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut, without regard to that state's choice of law provisions.

14. Effective Date. The agreements described in this Agreement shall become effective on the day you sign and deliver this Agreement to the Company, except that your agreement to waive any Claims pursuant to Section 4(c) of this
Agreement shall not become effective until the 8th day following the date you sign this
Agreement. You may revoke your agreement to waive such Claims pursuant to Section
4(c) of this Agreement within seven (7) days after you sign this Agreement by delivering written notice of revocation to me. In the event of such revocation, you shall not be entitled to receive, nor shall you receive, the Consideration set forth in Section 1 of this
Agreement.

CROMPTON CORPORATION

By:______________________

Its:

Accepted and agreed as of
This 27th day of April 2004.

Vincent A. Calarco

STATE OF _____________________)

:ss

COUNTY OF ____________________)

On this ___ day of _______________(month), ___________(year), before me personally came Vincent A. Calarco, to me known, and known to me to be the person described as the employee in, and who executed, the foregoing Agreement, and the employee duly acknowledged to me that he executed the same.

__________________________________